Exhibit 99.1

NEWS RELEASE: August 2, 2005	Contact:	Heather Beshears
Vice President, Corporate Communications
InPlay Technologies, Inc.
Tel: 480.586.3357
Heather@InPlayTechnologies.com

InPlay Technologies to Acquire Developer of Digital Computing Pen Technology

PHOENIX, Ariz. (August 2, 2005) – InPlay Technologies (NASDAQ: NPLA) announced today that it has entered into a definitive agreement to acquire privately held FinePoint Innovations, a developer of patented digital computing pen solutions for tablet PCs.

“Several key components have us excited about this acquisition – FinePoint’s newly developed, leading edge digital pen technology; entry into the emerging and expanding pen computing market; and the tremendous growth potential in consumer and commercial applications. FinePoint has achieved initial commercial acceptance through receipt of a $1 million plus purchase order from a major computer OEM, and this early in the game that is a bonus, lending credibility and validation to FinePoint’s vision,” said Bob Brilon, CEO, InPlay Technologies.

“We are pleased to have reached a definitive agreement with InPlay. We believe this transaction will enable FinePoint to accelerate execution on our business plan and leverage the market exposure for our new digital pen technology,” added Stephen Caldwell, FinePoint Innovations president. “In the short term, our relationship with InPlay will maximize our ability to deliver on the significant purchase order we have received to use our digital pen technology in tablet PCs which should be available this year.”

FinePoint’s digital computing pen technology consists of a digitizer and digital writing pen. The pen is an active RF digital pen versus the typical analog pen used with most tablet PC systems. Digital signaling enables very low power consumption, superior performance, and lower manufacturing costs.

“We believe our technology road map is in sync with our initial target market, tablet PC’s industry road map. Moving to digital is simply the first step to opening up advanced options for pen computing. It provides an excellent opportunity to participate in the industry’s future growth. From there we see opportunity for our technology in a range of markets from PDAs to point-of-sale devices,” continued Caldwell.

A recently released In-Stat report on the tablet PC market predicts significant growth over the next few years, with the worldwide market growing from $1.2 billion in 2004 to $5.4 billion in 2009.

Key terms of the definitive agreement

InPlay agreed to provide a standby letter of credit to support immediate production of the major computer OEM purchase order through a contract manufacturer.

InPlay has also agreed to fund up to $300,000 before closing in the form of convertible debt. The amount of debt will be converted at closing which will reduce initial and earnout shares.

Subject to the satisfaction of certain closing conditions, upon closing, the Company will issue up to 600,000 shares of restricted common stock to the shareholders of FinePoint. FinePoint shareholders will be issued additional restricted common stock upon FinePoint achieving over $3.2 million of earnings before interest and taxes (“EBIT”) through December 31, 2007. The value of the earnout shares would range between $800,000 and $1.5 million depending on the level of EBIT and InPlay’s stock price.

The acquisition is expected to close in September 2005, after which point FinePoint would become a wholly owned subsidiary of InPlay.

- more -

InPlay Technologies to Acquire Developer of Digital Computing Pen Technology – 2

About FinePoint Innovations
Privately held FinePoint Innovations is headquartered in Phoenix, Ariz. FinePoint designs, develops and commercializes innovative pen-input solutions for builders of tablet PCs, computer peripheral products, POS terminals and kiosks. Driving future innovation, FinePoint’s digital technology is uniquely positioned to meet expanded functionality and performance needs. For more information, visit www.finepointinnovations.com.

About InPlay Technologies
InPlay Technologies markets and licenses proprietary emerging technologies. The InPlay business model is to bring inventions to market by creating win-win relationships for the inventors and manufacturers through InPlay Technologies. The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide. Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications. InPlay Technologies is focused on building on the Duraswitch foundation and leveraging its licensing model with additional, innovative technologies. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding potential for growth in the digital pen and tablet PC markets, InPlay’s ability to accelerate execution of FinePoint’s business plan, FinePoint’s belief that its technology road map meets industry needs, commercial acceptance of FinePoint’s technology in the tablet PC and other markets. Risks and uncertainties that could cause results to differ materially from those projected include the inability to gain commercial acceptance in consumer and commercial applications, loss of the purchase order from the major computer OEM, unforeseen difficulties in manufacturing and delivery of FinePoint’s product and other uncertainties described from time to time in InPlay’s documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004. These forward-looking statements represent InPlay’s beliefs as of the date of the press release and InPlay disclaims any intent or obligation to update these forward-looking statements.

# # #